Exhibit 99.2 - Annual Report of Accountant Relative to Servicing.

                        Independent Accountants' Report


The Board of Directors
First North American National Bank:

We have examined management's assertion about First North American National Bank's (FNANB) compliance, as Servicer, with Article III, subsection 3.4 (c) and sections 3.2, 4.1 and 8.8 of the Amended and Restated Master Pooling and Servicing Agreement, dated December 31, 2001, as amended (the Agreement), between FNANB, as Servicer, Tyler International Funding, Inc., as Transferor, and Deutsche Bank Trust Company Americas, as Trustee, for the year ended February 29, 2004, included in the accompanying Management Report. Management is responsible for FNANB's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about FNANB's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about FNANB's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our opinion does not provide a legal determination on FNANB's compliance with specified requirements.

In our opinion, management's assertion that First North American National Bank complied with the requirements of the aforementioned subsection and sections of the Agreement for the year ended February, 29, 2004 is fairly stated, in all material respects.


                                  /s/ KPMG LLP

April 19, 2004







                                Management Report

Management of First North American National Bank ("FNANB"), as Servicer, is responsible for compliance with the servicing requirements in Article III, subsection 3.4(c) and sections 3.2, 4.1 and 8.8 of the Amended and Restated Master Pooling and Servicing Agreement dated December 31, 2001, as amended (the "Agreement"), among Tyler International Funding, Inc., as Transferor, FNANB, as Servicer, and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as Trustee, for the fiscal year ended February 29, 2004.

Management has performed an evaluation of FNANB's compliance with the aforementioned subsection and sections of the Agreement for the fiscal year ended February 29, 2004. Based upon this evaluation, management believes that, during the fiscal year ended February 29, 2004, FNANB, as Servicer, was in compliance with the aforementioned subsection and sections of the Agreement.




/s/  PHILIP J. DUNN
Philip J. Dunn
Vice President